UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8‑K/A
(Amendment No. 1)

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) October 13, 2017
TEMPUR SEALY INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31922	33-1022198
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1000 Tempur Way
Lexington, Kentucky 40511
(Address of principal executive offices) (Zip Code)
(800) 878-8889
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A (this “Amendment”) amends a current report on Form 8-K filed on September 25, 2017 (the “Original Filing”) pursuant to which Tempur Sealy International, Inc. (the “Company”) reported, among other matters, that it had appointed Bhaskar Rao, then Senior Vice President and Chief Accounting Officer, to the position of Executive Vice President and Chief Financial Officer effective October 13, 2017. In the Original Filing, the Company undertook to file an amendment to the Original Filing to disclose the terms of Mr. Rao’s employment agreement within four business days after it was finalized. Except for the disclosure provided under Item 5.02 below, this Amendment does not modify or update any other disclosure contained in the Original Filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in the Original Filing, on September 25, 2017, the Company appointed Bhaskar Rao to the position of Executive Vice President and Chief Financial Officer effective October 13, 2017. On October 13, 2017, the Company and Mr. Rao entered into an Employment and Non-Competition Agreement (the “Employment Agreement”), the form of which was approved by the Compensation Committee of the Company’s Board of Directors. Pursuant to the Employment Agreement, the Company agreed to provide Mr. Rao with the following compensation and benefit items:

•	An annual base salary of $430,000;

•	Eligibility to earn an annual performance-based bonus based on performance criteria approved by the Company’s Board of Directors or its Compensation Committee;

•
A grant of 11,969 restricted stock units (“RSUs”) to acquire shares of the Company’s common stock, par value $0.01 per share, with the RSUs vesting over four years and the total shares of Common Stock subject to the RSUs having a fair market value on the date of grant of $750,000;

•
A grant of performance restricted stock units (“2017 Project 650 PRSUs”) for 50,000 shares of the Company’s common stock, with the performance goals and other terms and conditions for these 2017 Project 650 PRSUs the same as the 2017 Project 650 Award Agreements disclosed by the Company in its Current Report on Form 8-K filed on August 7, 2017;

•	Eligibility for future equity awards; and

•	Certain other customary benefits commensurate with his position and role at the Company.

The Company also determined that, in light of his promotion and increase in salary, (i) the amount of Mr. Rao’s target bonus for 2017 with respect to the period up to October 13, 2017 would be based on 50% of his base salary paid with respect to the period from January 1, 2017 to October 13, 2017 and (ii) the amount of Mr. Rao’s target bonus for 2017 with respect to the period from October 13, 2017 through December 31, 2017 would be based on 70% of his base salary paid with respect to such period.

Pursuant to the terms of the Employment Agreement, the Company may terminate Mr. Rao’s employment at any time and for any reason. If the Company terminates Mr. Rao’s employment “For Cause” (as defined in the Employment Agreement), or Mr. Rao terminates his employment but not for “Good Reason,” he will be entitled to receive (i) any unpaid base salary and (ii) reimbursement of certain expenses to which he may be entitled under the terms of the Employment Agreement. If Mr. Rao’s employment is terminated due to his death or disability, he or his estate will be entitled to receive (i) any unpaid base salary, (ii) the value of any accrued but unused vacation, (iii) a pro-rata portion of any performance bonus that would be payable with respect to the year in which the termination occurs and (iv) reimbursement of certain expenses to which he may be entitled under the terms of the Employment Agreement. If the Company terminates Mr. Rao’s employment but not “For Cause” or Mr. Rao terminates his employment with the Company for “Good Reason,” then Mr. Rao will be entitled to receive (i) any unpaid base salary, (ii) the value of any accrued but unused vacation, (iii) a pro-rata portion of the target performance bonus with respect to the year in which the termination occurs, (iv) payment of his base salary for twelve months after the termination occurs, (v) reimbursement of certain expenses to which he may be entitled under the terms of the Employment Agreement and (vi) certain health insurance benefits. Certain of the compensation and benefit items to which Mr. Rao may be entitled upon the termination of his employment with the Company are subject to Mr. Rao’s execution of a release and waiver in a form satisfactory to the Company. In addition, depending upon the circumstances of the termination of his employment with the Company, Mr. Rao may also be entitled to receive certain equity awards and/or exercise certain stock options pursuant to the terms of the various award agreements under which such equity awards were granted.

The Employment Agreement also contains confidentiality, non-competition, non-solicitation and other standard provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 18, 2017

Tempur Sealy International, Inc.

By:	/s/ Scott L. Thompson
Name:	Scott L. Thompson
Title:	Chairman, President and Chief Executive Officer